Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-149230, 333-149231, 333-156691 and 333-164704) pertaining to the 2000 Stock Incentive Plan, 2002 Stock Plan, as amended, 2007 Equity Incentive Plan and 2007 Employee Stock Purchase Plan of ArcSight, Inc. of our reports dated July 9, 2010, with respect to the consolidated financial statements of ArcSight, Inc. and the effectiveness of internal control over financial reporting of ArcSight, Inc., included in this Annual Report (Form 10-K) for the year ended April 30, 2010.
San Jose, California
July 9, 2010